These paintings in the prestigious Whitney! Inbox ×

Anthony DeSimone, Masterworks <adesimone@investors.masterworks.com>
to me

Dear Sam,

We're launching a brand new painting by [Jacquline Humphries]() today. We added her to our buy list earlier this year after seeing positive growth trends for contemporary female artists.

Humphries has seen a lot of momentum lately too, with all 5 of her top auction records set in the last 4 years ('21-'24).

Each painting is unique, but similar silver paintings dominate all of her top 10 auction prices, which is why we're excited to offer a similar silver painting now.

The prestigious Whitney Museum of American Art had two of Jacqueline Humphries' "silver screens" on view in the 2014 Whitney Biennial and holds one in their permanent collection.


At The Whitney


Our Offering

Overall, similar paintings have appreciated at a rate of 27.4% annually ('10-'24).

[Invest in this offering here](), view the offering circular below.

P.S. Humphries herself has called these paintings "impossible to photograph" since they are best viewed from multiple angles, so we rounded up a bunch of photos of her silver paintings from different angles—[check them out here.]()

Thanks,

Anthony DeSimone
—

Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281